Exhibit 7.07

Execution Version

AGREEMENT AND PLAN OF MERGER

DATED AS SEPTEMBER 30, 2009

BY AND BETWEEN

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

AND

SAUNDERS ACQUISITION CORPORATION

i

SECTION 9.6 Jurisdiction	46

SECTION 9.7 Waiver of Jury Trial	46

SECTION 9.8 Counterparts; Effectiveness	46

SECTION 9.9 Agreement	46

SECTION 9.10 Third Party Beneficiaries	46

SECTION 9.11 Severability	47

SECTION 9.12 Specific Performance	47

SECTION 9.13 Construction; Interpretation; Disclosure Letters	47

EXHIBITS

Exhibit A – Plan of Merger

Exhibit B – Articles of Incorporation of Buyer

Exhibit C – Bylaws of Buyer

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 30, 2009 is entered into by and between Franklin Electronic Publishers, Incorporated, a Pennsylvania corporation (the “Company”), and Saunders Acquisition Corporation, a Delaware corporation (“Buyer”).

RECITALS:

A. A special committee of the Board of Directors of the Company (the “Company Board”) consisting solely of independent directors (the “Company Special Committee”) [unanimously] has determined that the merger of Buyer with and into the Company on the terms and conditions set forth in this Agreement (the “Merger”) is advisable and in the best interests of the Company and has recommended that the Company Board approve and adopt this Agreement and recommend that the Company’s shareholders vote for the adoption of this Agreement;

B. The Company Board has determined that the Merger is advisable and in the best interests of the Company and has approved and adopted this Agreement and has resolved to recommend that the Company’s shareholders vote for the adoption of this Agreement;

C. Pursuant to the terms of this Agreement, Buyer has determined to acquire the Company by means of the Merger; and

D. Buyer and certain shareholders of the Company have previously entered into Exchange Agreements dated as of May 29, 2009 and September 11, 2009, as each may be amended from time to time, pursuant to which such shareholders have agreed to contribute to Buyer, immediately following the approval of this Agreement by the Board of Directors of the Company, 3,024,114 shares of Company Common Stock (as hereinafter defined) owned beneficially or of record by such shareholders in exchange for an equity interest in Buyer, and upon the Effective Time (as hereinafter defined) such Rollover Shares shall be automatically cancelled and shall cease to exist without any payment therefor pursuant to Section 2.2(a)(iv) hereof.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. When used in this Agreement, the following terms shall have the respective meanings specified therefore below:

“Acquisition Proposal” as defined in Section 6.4(e)(i).

“Action” as defined in Section 4.8(a).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by, or under common Control with such Person, including without limitation any Subsidiary.

“Agreement” as defined in the first paragraph of this Agreement.

“Aggregate Merger Consideration” means the dollar amount resulting from multiplying the Merger Consideration by the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time, other than the Rollover Shares.

“Buyer” as defined in the first paragraph of this Agreement and Plan of Merger.

“Buyer Common Stock” as defined in Section 2.2(a)(iii).

“Buyer Disclosure Letter” as defined in the first paragraph of Article V.

“Certificate” as defined in Section 2.2(a)(i).

“Closing” as defined in Section 2.1(b).

“Closing Date” as defined in Section 2.1(b).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” as defined in the first paragraph of this Agreement.

“Company Balance Sheet” means the audited consolidated balance sheet of the Company as of March 31, 2009 set forth in the Annual Report on Form 10-K filed by the Company with the SEC on June 29, 2009, as supplemented by the consolidated balance sheets of the Company as of June 30, 2009 set forth in the Quarterly Report on Form 10¬Q filed by the Company with the SEC on August 13, 2009.

“Company Benefit Plan” as defined in Section 4.10(a).

“Company Board” as defined in the Recitals.

“Company Change of Recommendation” as defined in Section 6.4(c).

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Disclosure Letter” as defined in the first paragraph of Article IV.

“Company Financial Statements” as defined in Section 4.5(a).

“Company Options” as defined in Section 2.2(a)(ii).

“Company Permits” means all Permits required for any business operated or services furnished by the Company or its Subsidiaries.

“Company Recommendation” as defined in Section 6.2(a)(ii).

“Company SEC Documents” as defined in Section 4.5(a).

“Company Shareholder Approval” as defined in Section 4.3.

“Company Special Committee” as defined in the Recitals.

“Company Subsidiaries” means the Subsidiaries of the Company set forth in Section 4.2 of the Company Disclosure Letter.

“Contract” means, with respect to any Person, any agreement, arrangement, undertaking, contract, commitment, obligation, promise, indenture, deed of trust or other instrument or agreement (whether written or oral and whether express or implied) by which that Person is bound or subject.

“Control” means with respect to any corporation or limited liability company the right or power to exercise, directly or indirectly, more than fifty percent (50%) of the voting power of shareholders, members or owners and with respect to any individual, partnership, trust or other entity or association other than a corporation or limited liability company, the possession directly to cause the direction of the management or actions of the controlled entity.

“Copyrights” as defined in Section 4.14(a).

“DGCL” means the General Corporation Law of the State of Delaware.

“Effective Time” as defined in Section 2.1(c).

“Environmental Laws” means federal, state, local and foreign statutes, Laws, judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits and governmental agreements relating to the environment or the protection of human health as it relates to the environment, including those relating to the management or Release of Hazardous Materials.

“ERISA” as defined in Section 4.10(a).

“ERISA Affiliate” as defined in Section 4.10(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” as defined in Section 2.3(a).

“Expense Reimbursement” as defined in Section 8.4(b)

“Foreign Plans” as described in Section 4.10(i)

“GAAP” as defined in Section 4.5(a).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, including any domestic (federal, state or local), foreign or supranational governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator or any self-regulatory organization, including state departments or divisions of insurance or insurance commissioners or superintendents.

“Hazardous Material” means all substances or materials regulated as hazardous, toxic, explosive, dangerous, flammable or radioactive under any Environmental Law including (i) petroleum, asbestos or polychlorinated biphenyls, and (ii) in the United States; all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5.

“IP Licenses” as defined in Section 4.14(a).

“Indemnified Parties” as defined in Section 6.9(a).

“Intellectual Property” as defined in Section. 4.14(a).

“Investment Assets” means bonds, notes, debentures, mortgage loans, collateral loans and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, real estate and leasehold and other interests therein, certificates issued by or interests in trusts, cash on hand and on deposit, personal property and interests therein and all other assets acquired for investment purposes.

“IRS” as defined in Section 4.10(b).

“Law” means any law (including common law), ordinance, writ, directive, judgment, order, decree, injunction, statute, treaty, rule, regulation, regulatory requirement or determination of (or an agreement with) a Governmental Authority.

“Leased Real Property” as defined in Section 4.15(b).

“Liability” means any debt, liability, commitment, claim or obligation of any kind whatsoever, whether due or to become due, known or unknown, accrued or fixed, or absolute or contingent.

“Lien” means any and all liens, charges, security interests, options, claims, mortgages, pledges or restrictions on title or transfer of any nature whatsoever.

“Material Adverse Effect” means, with respect to any Person, any fact, event, circumstance, change, condition or effect, individually or in the aggregate, that is material and adverse to the business, assets, properties, liabilities, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that: “Material Adverse Effect” shall not include any (i) decrease in the trading or market prices of an entity’s capital stock or (ii) any change or effect (A) resulting from changes or effects to the U.S. or global economy in general, (B) with respect to the Company, resulting primarily from the identities of Buyer and its Affiliates or statements or other actions by them, (C) resulting from changes in law or GAAP or the interpretation thereof after the date hereof, (D) resulting from acts of war, armed hostility or terrorism, or (E) resulting from the announcement of Buyer’s proposal to acquire the Company, the negotiation, execution or announcement of this Agreement or the Merger or regulatory approvals contemplated hereby including any litigation resulting therefrom.

“Material Contract(s)” as defined in Section 4.13(a).

“Merger” as defined in the Recitals.

“Merger Consideration” means an amount of cash per share of Company Common Stock equal to $2.50.

“Multiemployer Plan” as defined in Section 4.10(f).

“NYSE AMEX” as defined in Section 4.4(a).

“Oppenheimer” as defined in Section 4.18.

“Option Payments” as defined in Section 2.7(a).

“PBCL” means the Pennsylvania Business Corporation Law of 1988, as amended.

“Patents” as defined in Section 4.15(a).

“Permits” means any licenses, franchises, permits, certificates, approvals, accreditations or other similar authorizations from any Governmental Authority.

“Permitted Liens” means, collectively, (i) Liens for Taxes not yet payable or the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves are reflected in the Company SEC Documents, (ii) any minor imperfection of title or similar Lien which does not and would not reasonably be expected to impair in any material respect the operations of the business of the Company or any of its Subsidiaries, and (iii) Liens incurred pursuant to actions of Buyer or any of its Affiliates.

“Person” means and includes an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity or group (as defined in the Exchange Act).

“Proxy Statement” as defined in Section 6.2(a)(ii).

“Quarterly Statements” shall mean, with respect to any Person, the quarterly statements of such Person filed with the SEC.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment

(including ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property.

“Representative” means, with respect to any Person, (a) its Subsidiaries and Affiliates, and (b) its, and its Subsidiaries’ and Affiliates’ respective officers, directors, employees, auditors, financial advisors, attorneys, accountants, consultants, agents, advisors or representatives.

“Requisite Regulatory Approvals” as defined in Section 7.1(c).

“Reverse Termination Fee” as defined in Section 8.4(c).

“Rollover Shares” means such number of shares of Company Common Stock as are owned by Buyer at the Effective Time.

“Schedule 13E-3” as defined in Section 6.2(b).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” means the Securities Act and the Exchange Act.

“Software” as defined in Section 4.15(a).

“Special Meeting” as defined in Section 6.2(a).

“Subsidiary” when used with respect to any Person means another Person Controlled by such first Person or another Subsidiary of such first Person.

“Superior Proposal” as defined in Section 6.4(e)(ii).

“Surviving Corporation” as defined in Section 2.1(a).

“Tax” or “Taxes” means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations or other similar charges of any kind on or with respect to income, franchises, premiums, windfall or other profits, gross receipts, property, sales, use, transfer, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth, and taxes or other similar charges of any kind in the nature of excise, withholding, ad valorem or value added.

“Tax Proceeding” means any audit, administrative action, assessment, case, deposition, examination, executive action, filing, hearing, information request, injunction, inquiry, investigation, judgment, levy, litigation, order, reassessment, review, seizure, subpoena, suit, summons, testimony, or other activity involving or conducted by or on behalf of any Governmental Authority relating to Tax.

“Tax Return” means any return, report or similar statement (including any attachment or supplements thereto) supplied to or required to be supplied to any taxing authority, including, any information return, claim for refund, amended return or declaration of estimated Tax.

“Termination Date” as defined in Section 8.1(b)(iii).

“Termination Fee” as defined in Section 8.4(a).

“Third Party” means any Person (or group of Persons) other than the Company, Buyer and their respective Subsidiaries.

“Trademarks” as defined in Section 4.14(a).

ARTICLE II

THE MERGER

SECTION 2.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Buyer shall be merged with and into the Company in accordance with the requirements of the PBCL and DGCL, whereupon the separate existence of Buyer shall cease, and the Company shall be the corporation surviving the Merger (the “Surviving Corporation”). The Merger will have the effects set forth in Section 1929 of the PBCL and Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, franchises, property, immunities, powers and purposes and assume and be liable for all the debts, liabilities, obligations and penalties of the Company and Buyer.

(b) The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Katten Muchin Rosenman LLP in New York City at 10:00 a.m. local time, as soon as reasonably practicable, but in any event within two (2) business days, after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that are to be satisfied at the Closing) (the actual time and date of the Closing being referred to herein as the “Closing Date”).

(c) As soon as reasonably practicable following the Closing on the Closing Date, the Company and Buyer shall execute and file articles of merger with the Department of State of the Commonwealth of Pennsylvania and a certificate of merger with the Secretary of State of the State of Delaware, and make all other filings or recordings required by the PBCL to be made in connection with the Merger. The articles of merger shall have attached thereto a plan of merger in the form of Exhibit A. The Merger shall become effective at such time as articles of merger are duly filed with the Department of State of the Commonwealth of Pennsylvania and a certificate of merger is duly filed with the Secretary of State of the State of Delaware or, if agreed to by the Company and Buyer, at such later time as is specified in the articles of merger (such time, the “Effective Time”).

SECTION 2.2 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

(i) each share of Company Common Stock outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 2.2(a)(vii), be converted into the right to receive an amount in cash equal to the Merger Consideration, payable in cash upon surrender of the certificate that formerly evidenced such share of Company Common Stock (a “Certificate”) in the manner provided in Section 2.3;

(ii) each outstanding and unexercised option to purchase shares of Company Common Stock (the “Company Options”) under any stock option plan of the Company, including, without limitation, the Company’s 1998 and 2005 Stock Option Plans or any other similar plan, agreement or arrangement outstanding immediately prior to the Effective Time, shall be cancelled and, in exchange therefore, each former holder of any such Company Option shall be entitled to receive a payment in cash (subject to any applicable withholding of Taxes) of an amount equal to the product of (i) the total number of shares of Company Common Stock previously subject to such Company Option which have vested as of the Effective Time, and (ii) the excess, if any, of the Merger Consideration over the exercise price per share previously subject to such Company Option (such amounts payable hereunder being referred to as the “Option Payments”). From and after the Effective Time, any such Company Option shall no longer be exercisable by the holder thereof but shall only entitle such holder to the payment of the Option Payment. If the exercise price per share with respect to any Company Option is equal to or greater than the Merger Consideration, such Company Option will be cancelled pursuant to this Section 2.2(a)(ii) without consideration, as will that portion of any Company Option that has not vested as of the Effective Time.

(iii) each share of common stock, par value $.01 per share, of Buyer (“Buyer Common Stock”) outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the share so converted;

(iv) each share of Series A Preferred Stock, par value $0.01 per share, of Buyer (“Buyer Series A Preferred Stock”) outstanding immediately prior to the Effective Time shall be converted into and become one share of Series A Preferred Stock of the Surviving

Corporation with the same rights, powers and privileges as the share so converted;

(v) each share of Series B Preferred Stock, par value $0.01 per share, of Buyer (“Buyer Series B Preferred Stock”) outstanding immediately prior to the Effective Time shall be converted into and become one share of Series B Preferred Stock of the Surviving Corporation with the same rights, powers and privileges as the share so converted;

(vi) each share of Buyer Common Stock, Buyer Series A Preferred Stock and Buyer Series B Preferred Stock converted pursuant to Sections 2.2(a)(iii), 2.2(a)(iv) and 2.2(a)(v), as applicable, shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

(vii) each share of Company Common Stock held by the Company as treasury stock immediately prior to the Effective Time and each of the Rollover Shares shall be canceled, and no payment shall be made with respect thereto; provided, that shares of Company Common Stock held by the Company or its Subsidiaries in trust accounts, managed accounts, investment accounts and the like shall not be cancelled and shall be treated in accordance with Section 2.2(a)(i).

(b) From and after the Effective Time, all shares of Company Common Stock converted pursuant to Section 2.2(a)(i), all shares of Company Common Stock cancelled in accordance with Section 2.2(a)(vii) and all Company Options shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate shall cease to have any rights with respect thereto, except, in the case of shares of Company Common Stock canceled pursuant to Section 2.2(a)(i), the right to receive the Merger Consideration to which such holder is entitled with respect to the shares of Company Common Stock represented by the Certificate(s) surrendered by such holder pursuant to Section 2.3(b), or in the case of a cancelled Company Option the right to receive the Option Payments. From and after the Effective Time, all certificates representing Buyer Common Stock, Buyer Series A Preferred Stock or Buyer Series B Preferred Stock, as the case may be, shall be deemed for all purposes to represent only the number of shares of capital stock of the Surviving Corporation into which such shares were converted in accordance with Sections 2.2(a)(iii), 2.2(a)(iv) or 2.2(a)(v), as applicable.

SECTION 2.3 Surrender and Payment.

(a) Prior to the Effective Time, Buyer shall appoint an exchange agent (the “Exchange Agent”) reasonably acceptable to a majority of the independent directors of the Company for the purpose of exchanging Certificates for the Merger Consideration. At the Effective Time, Buyer shall deposit, or cause to be deposited, with the Exchange Agent cash sufficient to make the cash payments payable pursuant to Section 2.2(a)(i). Promptly after the Effective Time, Buyer will send, or cause the Exchange Agent to send, to each holder of record of shares of Company Common Stock as of the Effective Time, a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent), which letter shall be in such form as the Company and Buyer may reasonably agree to use in effecting delivery of shares of Company Common Stock to the Exchange Agent.

(b) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration as provided herein will be entitled to receive the Merger Consideration in respect of the shares of Company Common Stock represented by such Certificate only upon surrender to the Exchange Agent of such Certificate. Until so surrendered, each such Certificate so converted shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration. No interest will be paid or accrued on any cash payable as part of the Merger Consideration or in lieu of fractional shares pursuant to Section 2.6.

(c) If any Merger Consideration is to be paid to the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the registration or payment of such Merger Consideration that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer.

(d) After the Effective Time, there shall be no further registration of transfers of shares of capital stock of the Company on the stock records of, or relating to, the Company. If, after the Effective Time, Certificates are presented to the Exchange Agent, the Surviving Corporation or Buyer, they shall be canceled and, if applicable, exchanged for the Merger Consideration payable in exchange therefor in accordance with the procedures and limitations set forth, in this Article II.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.3(a) that remains unclaimed by the holders of shares of Company Common Stock twelve (12) months after the Effective Time shall be returned to Buyer and any such holder who has not exchanged such holder’s shares of Company Common Stock for the Merger Consideration payable in exchange therefor in accordance with this Section 2.3 prior to that time shall thereafter look only to Buyer for delivery of the Merger Consideration in respect of such holder’s shares without any interest thereon. Notwithstanding the foregoing, Buyer shall not be liable to any Person for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(f) The Exchange Agent shall invest any cash made available to the Exchange Agent pursuant to Section 2.3(a) as directed by Buyer on a daily basis in Treasury bills, Treasury notes, Treasury bonds or other short-term instruments guaranteed by the full faith and credit of the United States. Any interest and other income resulting from such investments shall promptly be paid to Buyer.

SECTION 2.4 Adjustments. If, at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Buyer or the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any similar transaction; or any stock dividend thereon with a record date during such period, the Merger Consideration shall be appropriately adjusted to provide the holders of shares of Company Common Stock the same economic effect, in the aggregate, as contemplated by this Agreement prior to such event.

SECTION 2.5 Withholding Rights. Each of the Surviving Corporation, Buyer and Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax Law including any withholding from any payment that is treated as wages or compensation for the performance of services. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

SECTION 2.6 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the providing of such security or indemnity as the Exchange Agent deems necessary to save and hold the Company and Buyer harmless, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in exchange for the shares of Company Common Stock represented thereby.

SECTION 2.7 Treatment of Restricted Stock. As of the Effective Time, the holder of each vested share of restricted stock awarded under the 2005 Restricted Stock Plan or any other similar plan, agreement or arrangement shall be entitled to receive the Merger Consideration, without interest, and subject to any withholding of Taxes. All unvested shares of restricted stock will be cancelled without consideration.

ARTICLE III

CERTAIN GOVERNANCE MATTERS

SECTION 3.1 Articles of Incorporation of the Surviving Corporation. At the Effective Time, the articles of incorporation of the Company shall be amended and restated so that the articles of incorporation of the Surviving Corporation (until amended in accordance with applicable Law) will read in full as set forth on Exhibit B.

SECTION 3.2 Bylaws of the Surviving Corporation. At the Effective Time, the bylaws of the Company shall be amended and restated so that the bylaws of the Surviving Corporation (until amended in accordance with applicable Law) will read in full as set forth on Exhibit C.

SECTION 3.3 Directors and Officers of the Surviving Corporation. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with the bylaws and applicable Law, (a) the directors of Buyer immediately prior to the Effective Time shall become the directors of the Surviving Corporation, and (b) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q since such Annual Report on Form 10-K (including, in each case, to the extent included in any document filed or incorporated by reference as an exhibit thereto), in each case included in the Company SEC Documents filed and publicly available prior to the date hereof and except as set forth in the disclosure letter delivered by the Company to Buyer simultaneously with the execution of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Buyer that the following statements are true and correct in all material respects as of the date hereof:

SECTION 4.1 Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania. Each of the Company Subsidiaries is duly incorporated or organized, validly existing and in good standing under the Laws of the state or country of such Subsidiary’s incorporation or organization (such jurisdictions being those listed on the Company Disclosure Letter). Each of the Company and its Subsidiaries has the requisite power and authority to own, operate and lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified as a foreign entity to do business, and is in good standing in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary (such jurisdictions being those listed on the Company Disclosure Letter), except for such failures to be so qualified and in good standing that have not had, and would not reasonably be expected to, have, individually or in the aggregate, a Material Adverse Effect on the Company.

SECTION 4.2 Capitalization.

(a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock, of which, as of the date of this Agreement, 8,281,133 shares were issued and outstanding and 10,000,000 shares of preferred stock, of which, as of the date of this Agreement, no shares were issued and outstanding. As of the date of this Agreement there were no shares of Company Common Stock held in treasury. All the outstanding shares of the Company’s capital stock are in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except as set forth in the Company Disclosure Letter or as provided for in this Agreement, as of the date of this Agreement: (A) there are no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company or any of its Subsidiaries on any matter, (B) there are outstanding options to purchase an aggregate of 2,511,086 shares of Company Common Stock, (C) there were no warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of the Company or any of its Subsidiaries, (D) there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, partnership interests or any other securities of the Company or any of its Subsidiaries and (E) there are no outstanding preemptive rights, rights of first refusal, rights of co-sale, tag along rights or drag along rights of or for the shareholders of the Company or any of its Subsidiaries on any matter. As of the date hereof, there are no declared but unpaid dividends outstanding with respect to the Company’s capital stock.

(b) Except as set forth in the Company Disclosure Letter, all of the outstanding capital stock of, or other ownership interests in, each Subsidiary of the Company is, directly or indirectly, owned by the Company, and all such capital stock has been validly issued and is fully paid and nonassessable and owned by either the Company or one of its Subsidiaries free and clear of all Liens (other than Permitted Liens) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests) other than any restrictions imposed under applicable federal and state securities Laws.

SECTION 4.3 Corporate Authorization; Enforceability; Board Action. The Company has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval and adoption by the Company’s shareholders of this Agreement and the consummation of the Merger in accordance with the Company’s articles of incorporation and bylaws and the PBCL (the “Company Shareholder Approval”). This Agreement has been duly executed and delivered by the Company and, subject to Company Shareholder Approval and assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and to general equity principles.

SECTION 4.4 Consents and Approvals; No Violations.

(a) Except as set forth in the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, including the Merger, require no consent, approval or action by or in respect of, or notice to or filing with, any Governmental Authority other than: (i) the filing of articles of merger in connection with the Merger in accordance with the PBCL, (ii) compliance with any applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (iii) compliance with the rules and regulations of the American Stock Exchange (“NYSE AMEX”), and (iv) any other approvals the absence of which would not reasonably be expected to, individually or in the aggregate, (A) materially impair or delay consummation of the Merger or (B) have a Material Adverse Effect on the Company.

(b) Except as set forth in the Company Disclosure Letter, neither the execution, delivery or performance by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby, including the Merger, nor compliance by the Company and its Subsidiaries, with any of the provisions hereof will (i) conflict with or result in any breach of any provisions of the Company’s articles of incorporation or the Company’s bylaws or the organizational documents of any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 4.4(a), conflict with or result in any violation of any provision of any Law applicable to the Company or any of its Subsidiaries, (iii) require the consent, approval or authorization of, or notice to or filing with, any Third Party, with respect to, result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment, or acceleration of any right or obligation of the Company or any of its Subsidiaries or to a loss of any benefit to which the Company or any of its Subsidiaries is entitled) under, any provision of any Contract by which the Company or any of its Subsidiaries is bound or subject, or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company or any of its Subsidiaries, except in the case of (ii) and (iii) for such conflicts, violations, breaches, defaults, rights or losses, or the failure to obtain any such consents or approvals or to provide such notices or make such filings, that would not reasonably be expected to, individually or in the aggregate, (A) materially impair or delay consummation of the Merger or (B) have a Material Adverse Effect on the Company.

SECTION 4.5 SEC Filings and Financial Statements. The Company has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed or furnished by it and its Subsidiaries since April 1, 2006 under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing prior to the date hereof, collectively, the “Company SEC Documents”). As of their respective dates or, if amended prior to the date hereof, as of the date of the last such amendment, the Company SEC Documents, including any financial statements or schedules included therein (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Each of the consolidated financial statements included in the Company SEC Documents (the “Company Financial Statements”) has been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presents in all material respects, as applicable, the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its consolidated Subsidiaries as at the dates thereof or for the periods presented therein (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and for the absence of footnotes).

SECTION 4.6 Absence of Certain Changes. Except (a) as set forth in the Company Disclosure Letter or (b) as disclosed in the Company SEC Documents filed prior to the date hereof, since March 31, 2009, the Company and its Subsidiaries have conducted their respective businesses and operations consistent with past practice only in the ordinary and usual course thereof and there has not occurred, and the Company or any of its Subsidiaries have not:

(i) any fact, event, circumstance, change, condition or effect (including the incurrence of any Liabilities of any nature, whether or not accrued, contingent or otherwise) that can reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(ii) any material change by the Company or any of its Subsidiaries in accounting principles or methods other than those required by Law or GAAP;

(iii) taken any action or made any omission, that, if taken or made on or after the date of this Agreement, would be prohibited by Section 6.1;

(iv) suffered any material physical damage, destruction or loss (whether or not covered by insurance) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, affecting each Company’s or any Subsidiary’s respective property or business;

(v) entered into any material transaction involving consideration or obligations in excess of $500,000;

(vi) made or pledged to make any material charitable contribution or capital contribution;

(vii) accelerated, terminated, modified or canceled any material Contract to which the Company is a party or by which the Company or its assets are bound, except where such acceleration, termination, modification or cancellation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

(viii) agreed or committed, whether in writing or otherwise, to do any of the foregoing.

SECTION 4.7 Undisclosed Liabilities. Except for Liabilities (a) set forth in the Company Disclosure Letter or reflected, disclosed or reserved against in the Company Financial Statements (including the footnotes thereto) included in the Company SEC Documents filed prior to the date of this Agreement; (b) incurred in the ordinary course of business and consistent with past practice or (c) that individually or in the aggregate, have not or will not be reasonably expected to have, a Material Adverse Effect on the Company or its Subsidiaries taken as a whole, neither the Company nor any of its Subsidiaries has any Liabilities of any nature whether or not accrued, contingent or otherwise, and whether or not required to be discharged, nor are there any facts or circumstances that would reasonably be expected to result in any obligation or Liability.

SECTION 4.8 Litigation.

(a) As of the date hereof, except as set forth in the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company (i) there is no litigation, suit, action, claim, charge or other proceeding (each, an “Action”) by or before any Governmental Authority or any other Person pending or, to the knowledge of the Company, threatened, against, by or affecting the Company or any of its Subsidiaries (other than insurance claims litigation in the ordinary course of business for which claims reserves that are adequate in the aggregate have been established), or any of its or their respective assets, properties or business, and (ii) no investigation or inquiry by or before any Governmental Authority is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(b) Except as set forth in the Company Disclosure Letter, there are no judgments, injunctions, writs, orders or decrees binding on the Company or any of its Subsidiaries that have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

SECTION 4.9 Compliance with Laws.

(a) Except as set forth in the Company Disclosure Letter, the Company and its Subsidiaries have been, since April 1, 2006, and their operations are currently being, conducted in compliance with all applicable Laws and Judgments, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

(b) Except as set forth in the Company Disclosure Letter, the Company and each of its Subsidiaries possess all licenses, Permits and other authorizations required to conduct their businesses as now conducted by them, except where the failure to possess such licenses, permits and other authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. The Company has not received notice of pending cancellation or suspension thereof, nor to the knowledge of the Company, is any cancellation thereof threatened.

SECTION 4.10 Employee Benefit Plans.

(a) Company Benefit Plans. The Company Disclosure Letter sets forth a complete list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA), and any other material plan, policy, program practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof of the Company or any ERISA Affiliate), which are now, or were within the past 6 years, maintained, sponsored or contributed to by the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has any material obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock, restricted stock unit, stock-based compensation, change-in-control., retention, transaction, employment, consulting, personnel or severance policies, programs, practices, Contracts or arrangements (each a “Company Benefit Plan”). For purposes of this Section 4.10, “ERISA Affiliate” shall mean any entity (whether or not incorporated) other than the Company that, together with the Company, is considered under common control and treated as one employer under Sections 414(b), (c), (m) or (o) of the Code. To the knowledge of the Company, the Company has no express or implied commitment to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code and each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms.

(b) Deliveries. The Company has made available to Buyer complete copies of each Company Benefit Plan (or, if not written a written summary of its material terms), including without limitation all plan documents, trust agreements, annuity contracts, insurance contracts or other funding vehicles and all amendments thereto.

(c) General Compliance. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, (i) each Company Benefit Plan has been administered in accordance with its terms and all applicable Laws and Orders, including ERISA and the Code, including, without limitation, timely filing of all Tax, annual reporting and other governmental filings required by ERISA and the Code and timely contribution (or, if not yet due, proper financial reporting) of any amounts required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement, (ii) no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) has occurred with respect to any Company Benefit Plan, and (iii) the Company and its ERISA Affiliates have complied with the Consolidated Omnibus Budget Reconciliation Act of 2985, as amended, and the regulations thereunder (“COBRA”), and any similar state law. None of the assets of any Company Benefit Plan which is intended to qualify under Section 401(a), Section 401(k), Section 401(m) or Section 4975(e)(7) of the Code have been invested in any equity interest issued by the Company or any Company Subsidiary.

(d) Legal Actions. Except as would not reasonably be expected to have a Material Adverse Effect on the Company or as set forth in the Company Disclosure Letter, no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims) and any civil action under Section 502 of ERISA.

(e) Title IV of ERISA. No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or other pension plan subject to Title IV of ERISA and neither the Company nor any ERISA Affiliate has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA. No liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder. None of the assets of the Company or any ERISA Affiliate is, or any reasonably be expected to become, the subject of any Lien arising under ERISA or Section 412(n) of the Code.

(f) Change in Control. Except as set forth in the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event, such as termination of employment) will (A) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or employee of the Company or any Company Subsidiary or any of their respective affiliates, or to any Governmental Entity or other Person on behalf of any such director or employee, from the Company or any Company Subsidiary or any of their respective affiliates under any Company Benefit Plan or otherwise, (B) significantly increase any benefits otherwise payable under any Company Benefit Plan, (C) result in any acceleration of the time of payment or vesting of ay material benefits or (D) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280g(b)(1) of the Code.

(g) No Retiree Welfare Benefits; Section 409A. Except as required by COBRA, any similar state or local law or pursuant to any employment agreement or severance arrangement providing for Company or Company Subsidiary-paid-post-employment health care benefits for a period of not more than 18 months following termination of employment, no Company Benefit Plan provides any retiree or post-employment medical, disability or life insurance benefits to any Person. Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) of the Company has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code, the applicable proposed and final regulations thereunder, and any applicable IRS guidance, except for such noncompliance as would not, individually or in the aggregate, be material to the Company. The Company has no liability or obligation to provide any gross-up of the Tax imposed by Section 409A(a)(1)(B) of the Code.

(h) Foreign Plans.

(i) The only material pension, unemployment insurance, medical insurance, work injury insurance, housing provident fund, welfare, bonus, stock purchase, stock ownership, stock option, deferred compensation, incentive, severance, termination or other compensation plan or arrangement, or other material employee fringe benefit plan presently maintained by, or contributed to by the Company, any of the Company Subsidiaries or any ERISA Affiliate for the benefit of any employee of the Company, any of the Company Subsidiaries or any ERISA Affiliate, or with respect to which the Company, any Company Subsidiary or any ERISA Affiliate has any liability, including without limitation any such plan required to be maintained or contributed to by the law of the relevant jurisdiction, which would be described in Section 4.10(a) above, but for the fact that such plans are maintained outside the jurisdiction of the United States (but excluding plans maintained by a governmental entity), are also listed in the Company Disclosure Letter (the “Foreign Plans”), and a true and complete copy of each written Foreign Plan and of any description of each Foreign Plan that is not written has been furnished to Buyer.

(ii) Except as does not have a Material Effect, the Company, each of the Company Subsidiaries, each ERISA Affiliate and each of the Foreign Plans are in compliance (both as to documentation and administration) in all material respects with the provisions of the Laws of each jurisdiction in which any of the Foreign Plans are maintained, to the extent such laws are applicable to the Foreign Plan. Except as does not have a Material Adverse Effect, each Foreign Plan that is required to be registered with any Governmental Entity has been so registered and has been maintained in good standing with all applicable Governmental Entity and, if intended to qualify for special tax treatment, each Foreign Plan meets all requirements for such treatment.

(iii) There are no pending investigations by any Governmental Entity involving the Foreign Plans, no claims pending or threatened in writing (except for claims for benefits payable in the normal operation of the Foreign Plans), suits or proceedings against any Foreign Plan or asserting any rights or claims to benefits under any Foreign Plan which could give rise to any liability that has a Material Adverse Effect.

SECTION 4.11 Employee Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization.

(b) Except (i) as set forth in the Company Disclosure Letter or (ii) disclosed in the Company SEC Documents filed prior to the date hereof, as of the date hereof, there are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened to be brought or filed with any Governmental Authority or any other Person in connection with the employment by the Company or any of its Subsidiaries of any individual, including, without limitation, any claim relating to employment discrimination, equal pay, sexual harassment, employee safety and health, wages and hours or workers’ compensation.

SECTION 4.12 Taxes.

(a) Each of the Company and its Subsidiaries has (i) timely filed (or there have been timely filed on its behalf) with the appropriate Governmental Authorities all Tax Returns required to be filed by it or them (giving effect to all extensions) and such Tax Returns are correct and complete in all material respects; (ii) timely paid in full (or there has been timely paid in full on its behalf) all material Taxes required to have been paid by it or them, and (iii) made adequate provision (or adequate provision has been made on its behalf) in accordance with GAAP for all material accrued Taxes not yet due.

(b) There are no Liens for Taxes upon any property or assets of the Company or its Subsidiaries, except for Liens for Taxes not yet due and payable or which are being contested in good faith and for which adequate reserves in accordance with GAAP have been established.

(c) Each of the Company and its Subsidiaries has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has, within the time and in the manner prescribed by Law, withheld and paid over to the proper Governmental Authorities all material amounts required to be so withheld and paid over under applicable Law.

(d) No federal, state, local or foreign Tax Proceedings are presently pending with regard to any material Taxes or material Tax Returns of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received a written notice of any proposed Tax Proceedings with respect to any material Taxes.

(e) No extension of time to file the Tax Return of the Company or any of its Subsidiaries, which such Tax Return has not since been filed in accordance with applicable law, has been filed.

(f) The statute of limitations for any Tax Proceeding relating to the Company or any of its Subsidiaries has never been modified, extended or waived.

(g) Any assessment, deficiency, adjustment or other similar item relating to any Tax or Tax Return of the Company or any of its Subsidiaries has been reported to all Governmental Authorities in accordance with applicable law.

(h) Since September 30, 2003, no jurisdiction where no Tax Return has been filed or no Tax has been paid has made or threatened to make a claim for the payment of any Tax or the filing of any Tax Return relating to the Company or any of its Subsidiaries.

(i) The Company is not a party to any agreement with any Governmental Authority with respect to Taxes (including, but not limited to, any closing agreement within the meaning of Code Section 7121 or any analogous provision of applicable law). No private letter or other ruling or determination from any Governmental Authority relating to the Tax of the Company or any of its Subsidiaries has ever been requested or received.

(j) Neither the Company nor any of its Subsidiaries has any “tax-exempt bond-financed property” or “tax-exempt use property,” within the meaning of Code Section 168(h) or any similar provision of applicable law.

(k) No asset of the Company or any of its Subsidiaries is required to be treated as being owned by any other Person pursuant to any provision of applicable law (including, but not limited to, the “safe harbor” leasing provisions of Code Section 168(f)(8), as in effect prior to the repeal of those “safe harbor” leasing provisions).

(l) Since September 30, 2003, neither the Company nor any of its Subsidiaries is or has been a beneficiary or otherwise participated in any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(m) Since September 30, 2003, neither the Company nor any of its Subsidiaries has distributed stock of another Person nor has its stock been distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(n) The Company is not, nor since September 30, 2003 has it been, a “United States real property holding corporation” within the meaning of Code Section 897(c)(2).

(o) No election under Code Section 338 or any similar provision of applicable law has been made or required to be made by or with respect to the Company.

(p) The Company has provided to Buyer all Tax Returns of Company and its Subsidiaries filed since September 30, 2003 and all audit reports, closing agreements, letter rulings, or technical advice memoranda relating to any Tax or Tax Return of the Company or any of its Subsidiaries.

(q) The Company Disclosure Letter sets forth a list of all jurisdictions (foreign and domestic) in which the Tax Return of the Company or any of its Subsidiaries has been the subject of any Tax Proceedings since September 30, 2003, a description of each such Tax Return, and the relevant Tax periods.

(r) The Company Disclosure Letter sets forth a list of all jurisdictions (foreign and domestic) to which any Tax has been paid or in which any Tax Return has been filed by the Company or any of its Subsidiaries since September 30, 2003.

(s) The Company Disclosure Letter sets forth a list of all Tax elections made since September 30, 2003 with respect to the Tax or Tax Return of the Company or any Subsidiary.

SECTION 4.13 Certain Contracts.

(a) The Company Disclosure Letter lists each of the following Contracts, to which either the Company or any of its Subsidiaries is a party, including all amendments and supplements thereto, (collectively, the “Material Contracts” and each a “Material Contract”):

(i) All employment, consultation, retirement, termination, sign-on, buy-out or other Contracts with any present or former officer, director, trustee, employee, agent, broker or independent contractor of the Company or any of its Subsidiaries (including, but not limited to, loans or advances to any such Person (as defined below) or any Affiliate of such Person) excluding (I) such Contracts which are terminable by the Company or any of its Subsidiaries at will without severance and (II) Contracts that involve or are reasonably likely to involve the payment pursuant to the terms of such Contract of less than $100,000;

(ii) All Contracts containing any provision or covenant (A) limiting the ability of the Company or any of its Subsidiaries to compete with any Person in its business, to do business with any Person or in any location or to employ any Person, (B) limiting the ability of any Person to compete with or obtain products or services from the Company or any of its Subsidiaries or (C) restricts the Company or any of its Subsidiaries from engaging in any business or activity anywhere in the world;

(iii) All Contracts relating to the borrowing of money by the Company or any of its Subsidiaries or the direct or indirect guarantee by the Company or any of its Subsidiaries of any obligation of any Person for borrowed money or other specific financial obligation of any Person, or any other liability of the Company or any of its Subsidiaries in respect of indebtedness for borrowed money or other specific financial obligation of any Person, including, but not limited to, any Contract relating to or containing provisions with respect to any lines of credit or similar facilities;

(iv) All Contracts (other than contracts entered into in the ordinary course of business) with any Person containing any provision or covenant relating to the indemnification or holding harmless by the Company or any of its Subsidiaries of any Person which is reasonably likely to result in a liability to the Company or any of its Subsidiaries of $100,000 or more;

(v) All Contracts relating to the future disposition (including, but not limited to, restrictions on transfer or rights of first refusal) or future acquisition of any interest in any business enterprise, and all contracts relating to the future disposition of a material portion of the assets of the Company or any of its Subsidiaries;

(vi) All Contracts with any director or Affiliate of the Company; and

(vii) All other Contracts (other than Contracts which are expressly excluded under any other subsection of this Section 4.14) that involve or are reasonably likely to involve the payment pursuant to the terms of such Contracts by or to the Company or its Subsidiaries of $100,000 or more or the termination of which is reasonably likely to have a Material Adverse Effect on the Company.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and except as provided in the Company Disclosure Letter: (i) each Material Contract is a legal, valid and binding obligation of the Company or any of its Subsidiaries, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against each such party in accordance with its terms, (ii) neither the Company nor any of its Subsidiaries, as the case may be, nor, to the knowledge of the Company, any other party to a Material Contract, is in violation or default of any term of any Material Contract, and (iii) no condition or event exists that, with the giving of notice or the passage of time, or both, would constitute a violation or default by the Company or any of its Subsidiaries, as the case may be, or any other party to a Material Contract, or permit the termination, modification, cancellation or acceleration of performance of the obligations of the Company or any of its Subsidiaries, as the case may be, or any other party to the Material Contract.

SECTION 4.14 Intellectual Property.

(a) As used herein: (i) “Intellectual Property” means all U.S. state and foreign (A) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and general intangibles of like nature, together with the goodwill associated therewith, registrations and applications relating to the foregoing (“Trademarks”), (B) patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and any extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention and like statutory rights (“Patents”), and (C) registered and unregistered copyrights (including those in Software), rights of publicity and all registrations and applications to register the same (“Copyrights”); (ii) “IP Licenses” means all licenses and agreements (excluding “click-wrap” or “shrink-wrap” agreements or agreements contained in “off-the-shelf” Software or the terms of use or service for any web site) pursuant to which the Company and any of its Subsidiaries have acquired rights in (including usage rights) or to any Intellectual Property, or licenses and agreements pursuant to which the Company and any of its Subsidiaries have licensed or transferred the right to use any Intellectual Property, including license agreements, settlement agreements and covenants not to sue; and (iii) “Software” means all computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, databases and compilations, including any and all data and collections of data, all documentation, including user manuals and training materials, related to any of the foregoing and the content and information contained on any Web site.

(b) Except as set forth in the Company Disclosure Letter or as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, since April 1, 2006, no claims have been asserted by any Third Party against the Company or any of its Subsidiaries related to use of or grant of licenses to use, any Intellectual Property, IP Licenses or Software.

SECTION 4.15 Properties and Assets.

(a) The Company and each of its Subsidiaries has (i) good and valid title to all of the material properties and assets reflected as owned on the most recent balance sheet of the Company contained in the Company SEC Documents, and to the knowledge of the Company, free and clear of any material Liens other than Permitted Liens, except for properties or assets that have been sold or disposed of in the ordinary course of business consistent with past practice since the date of such balance sheet and (ii) a valid leasehold interest or other comparable Contract of use in all material properties and assets (in each case, tangible or intangible) reflected as leased on such balance sheet, and to the knowledge of the Company, free and clear of any material Liens other than Permitted Liens, except for such leases or comparable Contracts terminated in the ordinary course of business consistent with past practice since the date of such balance sheet.

(b) The Company Disclosure Letter sets forth (i) a true and complete list of all real property leased, subleased or otherwise occupied by the Company or any Company Subsidiary (collectively, the “Leased Real Property”), (ii) the address for each parcel of Leased Real Property, (iii) a description of the applicable Contract relating thereto and (iv) the current rent amounts payable by the Company or any Company Subsidiary related to each Leased Real Property. No Lease Agreement is subject to any Lien entered into by the Company or any

Company Subsidiary, including without limitation any right to the use or occupancy of any Leased Real Property, other than Permitted Liens. Each Lease Agreement is, with respect to the Company or the applicable Company Subsidiary, a valid and subsisting agreement in full force and effect and constitutes a valid and binding obligation of the Company or the applicable Company Subsidiary, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and to general equity principles.

(c) Each parcel of Leased Real Property is, to the knowledge of the Company or the applicable Company Subsidiary, in material compliance with all existing material Laws applicable to such Leased Real Property, and neither the Company nor any Company Subsidiary has received written notice from any Governmental Entity regarding non-compliance with respect to such Laws. Neither the Company nor any Company Subsidiary has received written notice of any proceedings in eminent domain, condemnation or other similar proceedings that are pending, and there are no such proceedings threatened in writing, affecting any portion of the Leased Real Property and neither the Company nor any Company Subsidiary has received written notice of the existence of any outstanding writ, injunction, decree, order or judgment or of any pending proceeding.

SECTION 4.16 Environmental Matters. No written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no action, claim, suit, proceeding or review or, to the knowledge of the Company, investigation is pending or, to the knowledge of the Company, threatened by any Person against, the Company or any of its Subsidiaries with respect to any matters relating to or arising out of any Environmental Law and (b) the Company and its Subsidiaries have been and are in compliance with all Environmental Laws, including possessing all material permits, authorizations, licenses, exemptions and other governmental authorizations required for its operations under applicable Environmental Laws.

SECTION 4.17 Transactions with Related Parties. Except as set forth in the Company Disclosure Letter, the Company SEC Documents disclose Contracts entered into by the Company or its Subsidiaries (which are or will be in effect as of or after the date of this Agreement) involving payments with any person who is an officer, director or Affiliate of the Company or any of its Subsidiaries, or any relative of any of the foregoing. To the Company’s knowledge, no officer, director or Affiliate of the Company or any of its Subsidiaries has, either directly or indirectly:

(a) an equity interest of five percent (5%) or more in any Person that purchases from or sells or furnishes any goods or services to the Company or any of its Subsidiaries or otherwise does business with the Company or any of its Subsidiaries, or

(b) a beneficial interest in any Material Contract, commitment or agreement to which any of the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries is obligated or bound or to which the property of the Company or any of its Subsidiaries may be subject, other than Material Contracts, commitments or agreements between the Company or any of its Subsidiaries and such Persons in their capacities as officers or directors of the Company; provided that such representation and warranty shall not apply to the ownership, as a passive investment, by any such officer, director or Affiliate of less than one percent (1%) of a class or securities listed for trading on a national securities exchange or publicly traded in the over-the-counter market.

SECTION 4.18 Finders’ or Advisors’ Fees. Except for Oppenheimer & Co. Inc. (“Oppenheimer”), there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or, commission in connection with the transactions contemplated by this Agreement.

SECTION 4.19 Receivables. All of the accounts receivable of the Company and its Subsidiaries on the Company Balance Sheet have arisen from bona fide transactions in the ordinary course of the business consistent with past practice and are not subject to any credits or allowances, other than allowances for doubtful accounts (which allowances have been made in accordance with GAAP).

SECTION 4.20 Absence of Sensitive Matters. To the knowledge of the Company, none of the officers or directors of the Company or any of its Subsidiaries or Affiliates:

(a) has made or has agreed to make any contribution, payment or gift or to provide any other compensation or other benefit to any Governmental Authority or any Person (including, but not limited to, any employee or agent) associated or affiliated with or representing a Governmental Authority, where the contribution, payment, compensation or other benefit or the purpose of the contribution, payment, compensation or other benefit was or is illegal under the applicable Law or other rules of any Governmental Authority; or

(b) has made or agreed to make any contribution or expenditure, or has reimbursed any political gift or contribution or expenditure made by any other Person to candidates for public office, whether federal, state or local (foreign or domestic) where such contributions were or would be a violation of applicable Law.

SECTION 4.21 Bank Accounts. The Company Disclosure letter sets forth the names and locations of all banks, depositories and other financial institutions in which the Company or any of its Subsidiaries have an account or safe deposit box and the names of all Persons authorized to draw thereon or to have access thereto.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the disclosure letter delivered by Buyer to the Company simultaneously with the execution of this Agreement (the “Buyer Disclosure Letter”), Buyer represents and warrants to the Company that the following statements are true and correct in all material respects as of the date hereof:

SECTION 5.1 Organization and Qualification. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Buyer has the requisite corporate power and corporate authority and any necessary Governmental Authority, franchise, license, certificate, or permit to own, operate and lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so qualified and in good standing that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

SECTION 5.2 Corporate Authorization; Enforceability; Board Action. Buyer has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery of this Agreement by the Company, constitutes a valid and binding agreement of Buyer enforceable against each such party in accordance with its terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and to general equity principles.

SECTION 5.3 Consents and Approvals; No Violations.

(a) The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby, including the Merger, require no consent, approval or action by or in respect of, or notice to or filing with, any Governmental Authority other than (i) the filing of articles of merger in connection with the Merger in accordance with the PBCL and the certificate of merger with the Secretary of State of the State of Delaware in accordance with the DGCL, and (ii) any other approvals the absence of which would not reasonably be expected to, individually or in the aggregate, (A) prevent or delay consummation of the Merger in any material respect or (B) have a Material Adverse Effect on the Surviving Company, Buyer.

(b) Except as set forth in the Buyer Disclosure Letter, neither the execution, delivery or performance by Buyer of this Agreement nor the consummation by Buyer of the transactions contemplated hereby, including the Merger, nor compliance by Buyer with any of the provisions hereof will (i) conflict with or result in any breach of any provisions of the articles of incorporation or bylaws of Buyer or the similar organizational and governing documents of Buyer or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of any Law binding upon or applicable to Buyer or any of its Subsidiaries or applicable to the consummation by Buyer of the Merger and the transactions contemplated hereby, (iii) require the consent, approval or authorization of, or notice to or filing with, any Third Party with respect to, result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment, or acceleration of any right or obligation of Buyer, or any of its Subsidiaries or to a loss of any benefit to which Buyer, or any of its Subsidiaries is entitled) under any provision of Contract by or which any of Buyer, or any of its Subsidiaries is bound or subject or any of Buyer’s Permits, except in the case of (ii) and (iii) for such conflicts, violations, breaches, defaults, rights or losses, or the failure to obtain any such consents or approvals or to provide such notices or make such filings, that would not reasonably be expected to (A) materially impair or delay consummation of the Merger, or (B) have a Material Adverse Effect on Buyer or the Surviving Company.

SECTION 5.4 Finders’ or Advisors’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

SECTION 5.5 [INTENTIONALLY OMITTED].

SECTION 5.6 Capital Resources. Buyer now has, or has provided to the Company copies of executed binding and enforceable commitment letters which are subject to no contingencies for, sufficient resources (and Buyer hereby agrees that it shall continue to have such resources through the Effective Time) to provide equity and debt in an aggregate amount sufficient to fulfill its obligations to pay all cash amounts required to be paid by it under this Agreement.

ARTICLE VI

COVENANTS

SECTION 6.1 Conduct of the Company. Except as set forth in Section 6.1 of the Company Disclosure Letter, the Company covenants and agrees that, except as required to comply with applicable Law, from and after the date of this Agreement and until the Effective Time:

(a) the Company will not, and will not permit any of its Subsidiaries to (without the prior written consent of Buyer):

(i) amend or propose to amend its articles of incorporation, bylaws or similar organizational documents;

(ii) issue, sell, grant, transfer, pledge, dispose of, encumber or authorize the issuance of any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments, appreciation rights, performance guarantees or, any other rights, or rights of any kind to acquire, any securities of the Company or any of its Subsidiaries except for the issuance and delivery of shares of Company Common Stock pursuant to the exercise of outstanding Company Options;

(iii) (A) directly or indirectly, split; combine or reclassify the outstanding shares of capital stock; or (B) redeem, purchase or otherwise acquire directly or indirectly any of the capital stock of the Company or any of its Subsidiaries;

(iv) declare, set aside, make or pay (A) any dividend or other distribution payable in cash, securities or property; or (B) any contribution, loan or other payment or any combination thereof, with respect to its capital stock;

(v) adopt a plan of complete or partial liquidation, dissolution, merger or consolidation or adopt resolutions providing for or authorizing such liquidation, dissolution, merger or consolidation or adoption of any liquidation or dissolution, merger or consolidation;

(vi) (A) increase the compensation or benefits payable to any director or officer, other employee or consultant of the Company or any of its Subsidiaries except in the ordinary course of business consistent with past practice; (B) enter into any new severance or termination pay agreement with (or amend any such existing arrangement with) any director or officer, other employee or consultant of the Company or any of its Subsidiaries; (C) enter into any new employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director or officer, other employee or contractor of the Company or any of its Subsidiaries; or (D) increase any benefits payable under any existing severance or termination pay policies or agreements or employment agreements;

(vii) adopt any Employee Plan;

(viii) authorize any capital expenditure payable by the Company or any of its Subsidiaries in excess of One Hundred Thousand Dollars ($100,000) individually or in the aggregate;

(ix) (A) incur or assume any indebtedness for borrowed money or issue debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible or liable for (whether directly or indirectly), the obligations of any Person for borrowed money, except for indebtedness incurred under the Company’s existing credit facilities in the ordinary course of business and consistent with past practice; (B) make any loans, advances or capital contributions to, or investments in, any other Person (other than to the Company from its Subsidiaries or to a Subsidiary from the Company); or (C) enter into any material commitment or transaction (including any borrowing, capital expenditure or purchase, sale or lease of assets) requiring a capital expenditure (including any leases) by the Company or any of its Subsidiaries, other than capital expenditures that do not exceed one hundred thousand dollars ($100,000), individually;

(x) (A) make, revoke or change a material Tax election with respect to the Company or any of its Subsidiaries (unless required by applicable Law); (B) change a material method of accounting for Tax purposes with respect to the Company or any of its Subsidiaries; (C)

consent to extend the period of limitations for the payment or assessment of any material Tax with respect to the Company or any of its Subsidiaries; or (D) settle or compromise any material Tax liability or refund of the Company or any of its Subsidiaries;

(xi) waive any material defenses with respect to, or, other than in the ordinary course of business, make any payment of any material Liability of the Company or any of its Subsidiaries;

(xii) (A) acquire (by merger, consolidation, or acquisition of stock or assets) any Person or division thereof or make any investment in another Person (other than an existing Subsidiary of the Company and other than incorporation of a wholly-owned subsidiary of the Company) or, except in the ordinary course of business and consistent with past practice, acquire assets; or (B) sell, transfer, lease, license, pledge, dispose of, or encumber or authorize or propose the sale, pledge, disposition or Lien of any of the properties or assets of the Company or any of its Subsidiaries, except in the case of clause (B) above, for sales, transfers, leases, licenses, pledges, dispositions or Liens (1) pursuant to existing Contracts (the terms of which have been previously disclosed to Buyer); or (2) in the ordinary course of business and consistent with past practice;

(xiii) take any action, or fail to take any action, to cause the Company Common Stock to cease to be listed on the AMEX prior to the Closing Date;

(xiv) except as otherwise provided in this Agreement, take any action, or fail to take any action, that could materially impair, prevent or impose a delay in consummating the transactions contemplated hereby, including the Merger;

(xv) take any action to cause the Company or any of its Subsidiaries to enter any line of business unrelated to the business conducted by them as of the date of this Agreement;

(xvi) fail to maintain insurance at presently existing levels;

(xvii) waive any benefits, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company is a party;

(xviii) take or suffer any action that would result in the creation, or consent to the imposition, of any Lien on any of its assets other than pursuant to existing credit facilities;

(xix) change any method, estimate or practice or any of the accounting principles used by it unless required by GAAP or applicable Law;

(xx) except in the ordinary course of business and consistent with past practice, enter into, modify, amend or terminate any of any Material Contract described in Section 4.14, or waive, release, assign or compromise any material rights or claims with respect thereto;

(xxi) take any action that could reasonably be expected to result in a failure of any of the conditions set forth in Section 7.1 or Section 7.3 hereof;

(xxii) enter into a Contract to do any of the foregoing, or authorize, recommend, propose or announce an intention to do any of the foregoing; or

(xxiii) agree or commit to do any of the foregoing; and

(b) The Company shall (except to the extent that Buyer shall otherwise consent in writing):

(i) conduct its and each of its Subsidiaries’ business in accordance with applicable Law and consistent with past practice;

(ii) conduct its and each of its Subsidiaries’ business only in the ordinary course of business consistent with past practice and in accordance with the transactions contemplated by this Agreement; and

(iii) use commercially reasonable efforts to preserve intact its and each of its Subsidiaries’ assets.

SECTION 6.2 Preparation of Proxy Statement, Shareholder Meeting.

(a) The Company, acting through the Company Board and the Company Special Committee, shall, in accordance with applicable law duly call, give notice of, convene and hold a special meeting of its shareholders (the “Special Meeting”) as soon as practicable following the execution of this Agreement for the purpose of considering and taking action upon this Agreement and the Merger.

(b) The Company shall together with Buyer prepare and file with the SEC a preliminary proxy statement (the “Preliminary Proxy”) relating to this Agreement and the Merger, which shall be filed no later than sixty (60) days following the date hereof, and subsequently file and furnish to the shareholders of the Company a definitive proxy statement (the “Definitive Proxy” and collectively with the Preliminary Proxy, the “Proxy Statement”) and use its best efforts to (i) obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Buyer, respond promptly to any comments made by the SEC with respect to the Preliminary Proxy; (ii) obtain the necessary approval and adoption of this Agreement and the Merger by its shareholders; and (iii) subject to the other provisions of this Agreement, include in the Proxy Statement the recommendation of the Company Board and the Company Special Committee that shareholders of the Company vote in favor of the approval and adoption of this Agreement and the Merger (the “Company Recommendation”). The parties hereto shall also prepare a Schedule 13E-3 (the “Schedule 13E-3”) of the Company relating to the Merger which shall be filed with the SEC concurrently with the filing of the Preliminary Proxy.

(c) Buyer shall furnish all information about itself, its business and operations and its owners and all financial information to the Company as may be reasonably necessary in connection with the preparation of the Proxy Statement. The Company shall give Buyer and its counsel the opportunity to review, prior to their being filed with, or sent to the SEC, (i) the Proxy Statement and (ii) all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments. Each of the Company and Buyer, agrees to correct promptly any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all necessary steps to cause the Proxy Statement as so corrected to be filed with the SEC and to be disseminated to the shareholders of the Company, in each case, to the extent required by applicable Securities Laws. The Company shall notify Buyer of the receipt of any comments of the SEC with respect to the Preliminary Proxy. Any other provision of this Section 6.2 notwithstanding, the Company, in connection with a Company Change of Recommendation, may amend or supplement the Proxy Statement (including by incorporation by reference).

(d) None of the information supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 will, at the time filed with the SEC and as of the date it or any amendment or supplement thereto is mailed to shareholders of the Company and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company makes no representation, warranty or covenant with respect to information supplied by Buyer or its Affiliates specifically for inclusion in the Proxy Statement or Schedule 13E-3.

(e) None of the information supplied by Buyer or its Affiliates specifically for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3 will, at the time filed with the SEC and as of the date it or any amendment or supplement thereto is mailed to shareholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Buyer makes no representations, warranties or covenants with respect to information concerning the Company included in the Proxy Statement or information supplied by the Company specifically for inclusion in the Proxy Statement or Schedule 13E-3.

(f) In the event that subsequent to the date hereof, the Company Board or the Company Special Committee determines in accordance with Section 6.4 that the Merger Consideration is no longer fair to, or in the best interests of, the shareholders of the Company or that this Agreement is no longer advisable and either withdraws its recommendation in favor of the Merger and this Agreement, makes no recommendation or recommends to the shareholders that they reject the Merger and this Agreement, the Company may at its option cancel the Special Meeting and withdraw the Proxy Statement.

SECTION 6.3 Access to Information. The Company shall, and shall cause each of its Subsidiaries to the extent in the possession of the Company or its Subsidiaries to, give Buyer and its Representatives access to books, records, Contracts, commitments, personnel and officers of the Company and each of its Subsidiaries during normal business hours, furnish such financial and operating data and all other information as such Persons may reasonably request and shall instruct its own Representatives to cooperate in the other party’s investigation of the business of such party. The Company shall (i) at the request of Buyer confer on a regular basis with one or more Representatives of Buyer to discuss material operational matters and the general status of its ongoing operations, (ii) advise Buyer of any change or event that has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or any of its Subsidiaries, and (iii) furnish to Buyer promptly all other information concerning its business, properties and personnel, in each case as Buyer may reasonably request. Notwithstanding the foregoing, neither the Company nor its Subsidiaries shall be required to provide access to or to disclose any information (i) where such access or disclosure could jeopardize the attorney-client privilege or work product privilege of such Company or any of its Subsidiaries or contravene any Law or binding agreement entered into prior to the date of this Agreement, or (ii) to the extent that outside counsel to the Company advises that such access or disclosure should not be disclosed in order to ensure compliance with any other applicable Law.

SECTION 6.4 No Solicitation; Unsolicited Proposals; Change of Company Recommendation.

(a) Except as otherwise expressly provided in this Section 6.4(a), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, neither the Company nor any of its Subsidiaries shall permit or cause any of its or their respective Affiliates, or its or their Representatives, to, and the Company shall direct its Representatives not to, directly or indirectly, (i) solicit, initiate, or knowingly encourage or knowingly take any action designed to facilitate any inquiries or the making of any proposal that constitutes an Acquisition Proposal (as defined in Section 6.4(e)(i)), (ii) participate in any discussions or negotiations with any Third Party relating to an Acquisition Proposal, or (iii) enter into any Contract (including any agreement in principle, letter of intent, or understanding) with respect to or contemplating any Acquisition Proposal or enter into any Contract requiring the Company to abandon, terminate or fail to consummate the Merger or causing the Company Board or the Company Special Committee to not endorse or recommend the Merger or this Agreement or change its or their recommendation; provided, however that if (A) at any time prior to the Effective Time, the Company Board and the Company Special Committee determine in good faith, after consultation with their legal and financial advisors that an unsolicited written Acquisition Proposal is, or is reasonably likely to result in, a Superior Proposal, (B) neither the Company nor its Representatives shall have materially violated any of the restrictions set forth in this Section 6.4(a) in connection with the Acquisition Proposal in question and (C) the Company shall have, at least one (1) business day prior to taking any of the following actions, provided to Buyer prior written notice of its decision to take such action as provided in Section 6.4(d) and in compliance with Section 6.4(c), the Company may (x) furnish information with respect to the Company to the Person making such proposal (and its Representatives) pursuant to a customary confidentiality agreement (provided, that such confidentiality agreement shall not in any way restrict the Company from complying with its disclosure obligations under this Agreement, including with respect to such proposal; provided further, that any such confidentiality agreement need not contain a standstill or similar provision) and (y) participate in discussions or negotiations regarding such proposal with respect to such acquisition. The Company agrees to provide Buyer with any information provided in writing or a reasonable summary of oral information provided to the Person making such Acquisition Proposal and its Representatives substantially simultaneously with the provision thereof to such other person. The Company shall, and shall cause any of its respective Affiliates or any Persons acting on their behalf to, immediately cease and cause to be terminated any activities, discussions or negotiations with any parties existing or taking place on the date hereof with respect to any Acquisition Proposal.

(b) Except as contemplated by Section 6.4(c), neither the Company Board nor the Company Special Committee, nor any other committee of the Company Board shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Buyer, the approval or recommendation by such Company Board or Company Special Committee of this Agreement or the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle or acquisition agreement or other similar agreement related to any Acquisition Proposal (each, an “Acquisition Agreement”).

(c) Nothing in this Agreement shall prevent the Company Board or Company Special Committee from withdrawing or modifying in any manner, or recommending, or proposing publicly to withdraw or modify in any manner, the Company Recommendation (a “Company Change of Recommendation”) or approving or recommending, or proposing to approve or recommend, any Superior Proposal, if all of the following conditions are met: (i) if the Change of Recommendation is precipitated by the submission of an Acquisition Proposal that has not been withdrawn, the Company Board (or the Company Special Committee) determines that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Offer; (ii) neither the Company nor any of its subsidiaries nor any of their respective Representatives shall have materially violated any of its covenants or any of the restrictions on soliciting Acquisition Proposals set forth in Section 6.4(a) hereof; (iii) the Company shall have delivered to Buyer written notice (a “Change of Recommendation Notice”) at least three (3) business days prior to effecting such Change of Recommendation, which shall (A) state expressly that the Company Board (or the Company Special Committee) intends to effect a Change of Recommendation, and set forth in reasonable detail the facts and circumstances giving rise to the Company Board’s (or the Company Special Committee’s) decision to effect a Change of Recommendation and that the Company Board (or the Company Special Committee) has determined in good faith (after consultation with legal counsel) that the failure to take such action would be inconsistent with the fiduciary duties of the Company Board (or the Company Special Committee) to the shareholders of the Company under applicable Law, and (B) if the Change of Recommendation is precipitated by the submission of an Acquisition Proposal that has not been withdrawn, such notice shall also disclose the identity of the person or group making such Acquisition Proposal and include a copy of any definitive documentation relating to such Acquisition Proposal and such other documentation reflecting the final terms and conditions of such Acquisition Proposal as are being considered by the Company Board (or the Company Special Committee); (iv) after delivering the Change of Recommendation Notice, the Company shall provide Buyer with a reasonable opportunity to propose adjustments in the terms and conditions of this Agreement during such three (3) business day period, and negotiate in good faith with Buyer with respect thereto during such three (3) business day period; and (v) the Company Board (or the Company Special Committee) must have concluded in good faith, after consultation with its outside legal counsel, that in light of the facts and circumstances giving rise to the Company Board’s (or the Company Special Committee’s) decision to effect or consider effecting a Change of Recommendation as set forth in the Change of Recommendation Notice, and after considering any adjustments or negotiations pursuant to the preceding clause (iv), if applicable, that failing to make such Change of Recommendation would be inconsistent with the fiduciary duties of the Company Board (or the Company Special Committee) to the Company’s shareholders under applicable Law.

(d) In addition to the obligations of the Company set forth in paragraphs (a), (b) and (c) of this Section 6.4, the Company shall as promptly as practicable advise Buyer, orally and in writing, of any request for information or of any Acquisition Proposal (and in any case within 24 hours of such request or the receipt of such Acquisition Proposal), the principal terms and conditions of such request or Acquisition Proposal and the identity of the person making such request or Acquisition Proposal. The Company shall keep Buyer informed of the status and material details (including amendments or proposed amendments) of any such request or Acquisition Proposal as promptly as practicable.

(e) For purposes of this Agreement:

(i) “Acquisition Proposal” means any inquiry, offer, proposal, indication of interest, signed agreement or completed action, as the case may be, by any Third Party that relates to (A) a merger or consolidation involving the Company or any of its Subsidiaries, (B) the issuance, sale or other disposition by the Company or any of its Subsidiaries to a Third Party (including by way of merger, consolidation, share exchange or otherwise) of shares of capital stock or options, warrants, calls, subscriptions or securities convertible into capital stock of the Company or any of its Subsidiaries representing twenty percent (20%) of the votes associated with the outstanding capital stock of the Company or any of its Subsidiaries, as applicable, (C) any tender or exchange offer that if consummated would result in any Third Party, together with all Affiliates thereof, beneficially owning shares of capital stock or other equity securities of the Company or any of its Subsidiaries representing twenty percent (20%) (by voting power) of the outstanding capital stock of the Company or any of its Subsidiaries, as applicable, or (D) the acquisition, lease, license, purchase or other disposition of assets of the Company or any of its Subsidiaries, representing twenty percent (20%) or more of the consolidated assets of the Company and any of its Subsidiaries; and

(ii) “Superior Proposal” means any bona fide written Acquisition Proposal, that the Company Special Committee determines in its good faith judgment (with the advice of its financial and legal advisers) is more favorable to the shareholders of the Company than the Merger (taking into account (A) all the terms and conditions of such Acquisition Proposal, as well as the payment of a Termination Fee under this Agreement, and the Merger, including without limitation the price and any conditions to consummation and (B) the likelihood of such Acquisition Proposal and the Merger being consummated). For purposes of determining whether an Acquisition Proposal is a Superior Proposal, references to 20% in the definition of Acquisition Proposal shall be deemed to be a reference to one hundred percent (100%).

SECTION 6.5 Regulatory Filings.

(a) As promptly as practicable, each of the Company and Buyer shall prepare and file, or cause to be prepared and filed, any filings required under the Exchange Act or any other federal or state law relating to the Merger, including filings, if any, required by Buyer. Each of the Company and Buyer shall promptly notify the other of the receipt of any comments on, or any request for amendments or supplements to, any such filings by any Governmental Authority, and each of the Company and Buyer shall supply the other with copies of all correspondence between it and each of its Subsidiaries and Representatives, on the one hand, and such Governmental Authority, on the other hand, with respect to any such filings. Each of the Company and Buyer shall use its reasonable efforts to obtain and furnish the information required to be included in any such filings.

(b) Subject to the terms and conditions of this Agreement, each of the parties agrees to use its reasonable efforts (i) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and the other transactions contemplated hereby and to cooperate with each other in connection with the foregoing, including the taking of such actions as are necessary to obtain any necessary consents, approvals, orders, exemptions or authorizations by or from any Governmental Authority or other Person, or consents, approvals, orders exemptions or authorizations that are required to be obtained under any federal, state or local law or regulation or any contract, agreement or instrument to which Buyer or the Company is a party or by which any of their respective properties or assets are bound, (ii) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the Merger or the other transactions contemplated hereby, (iii) to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger or the other transactions contemplated hereby, (iv) to effect all necessary registrations and filings, and submissions of information requested by any Governmental Authority and (v) to execute and deliver any additional instruments necessary to consummate the Merger and the other transactions contemplated hereby.

SECTION 6.6 Announcements. The initial press release with respect to the Merger shall be a joint press release, which has previously been agreed upon by Buyer and the Company. Thereafter, except as required by Law or stock exchange rules and regulations, each party hereto (a) shall consult with the other party before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby (to the extent not previously issued or made in substance), and (b) shall not issue any press release or make any public statement concerning the Merger without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed.

SECTION 6.7 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company any deeds, bills of sale, assignments, assurances or other documents, or instruments, and to take any other actions and do any other things, in the name and on behalf of the Company, reasonably necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger and to otherwise accomplish the purpose and intent of this Agreement and the transactions contemplated hereby.

SECTION 6.8 Notification of Certain Matters.

(a) The Company shall give prompt notice to Buyer, and Buyer shall give prompt notice to the Company, of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, and (ii) any material notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement.

(b) Subject to compliance with applicable Law (including, without limitation, antitrust Laws and privacy Laws), from the date hereof until the Effective Time, at Buyer’s request, the Company shall confer on a regular basis with one or more Representatives of each other party to report on the general status of ongoing operations of the Company. Buyer and the Company shall promptly notify each other in writing of, and will use commercially reasonable efforts to cure before the Effective Time, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that (i) causes or will cause any covenant or agreement of Buyer or the Company under this Agreement to be breached in any material respect, (ii) renders or will render untrue in any material respect any representation or warranty of the respective parties contained in this Agreement or (iii) of any fact, circumstance, event or action which will result in, or would reasonably be expected to result in, the failure of such party to timely satisfy any of the closing conditions specified in ARTICLE VII of this Agreement, as applicable.

SECTION 6.9 Director and Officer Liability.

(a) The Surviving Corporation shall, and Buyer shall cause the Surviving Corporation to, for a period of six (6) years after the Effective Time, indemnify and hold harmless all Persons who as of this date are current or former directors and officers of the Company and its Subsidiaries, determined as of immediately prior to the date hereof (the

“Indemnified Parties”), to the maximum extent permitted by law for acts or omissions occurring at or prior to the Effective Time, against any and all costs or expenses (including reasonable attorney’s fees as incurred), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) arising from, relating to or otherwise in respect of, any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including with respect to the transactions contemplated by this Agreement), to the fullest extent permitted under applicable Law; provided, that the Surviving Corporation shall not be required to indemnify any Indemnified Party pursuant to this Section 6.9 if it is determined that the Indemnified Party acted in bad faith and not in a manner such Indemnified Party reasonably believed to be in, or not opposed to, the best interests of the Company;

(b) Any Indemnified Party wishing to claim indemnification under Section 6.9(a), upon learning of any such claim, action, suit, proceeding or investigation, must promptly notify the Surviving Corporation thereof, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party to the extent such failure does not materially prejudice the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), after the Effective Time (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the Surviving Corporation shall be obligated pursuant to this Section 6.9 to pay only one firm of counsel (unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest) for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent; and provided, further, that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law or that the Indemnified Party acted in bad faith and not in a manner such Indemnified Party reasonably believed to be in, or not opposed to, the best interests of the Company;

(c) For a period of six (6) years after the Effective Time, the Surviving Corporation shall, and Buyer shall cause the Surviving Corporation to provide, a policy of directors’ and officers’ liability insurance of at least the same coverage and amounts containing terms and conditions that are no less advantageous in any material respect to the insured than the coverage currently provided to directors and officers of the Company with respect to claims arising from facts or events that occurred on or before the Effective Time.

(d) The provisions of Section 6.9(a) and Section 6.9(c) shall be deemed to have been satisfied if the Company before the Effective Time, or the Surviving Corporation after the Effective Time, obtains prepaid policies from Great American Insurance Group, or such other insurance company reasonably satisfactory to a majority of the independent directors of the Company, which policies provide directors and officers of the Company with coverage no less advantageous to the insured than the terms currently provided to directors and officers of the Company for an aggregate period of six (6) years after the Effective Time with respect to claims arising from facts or events that occurred on or before the Effective Time.

(e) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation is made against any Indemnified Party, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.9 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(f) If Buyer, the Surviving Corporation, or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, to the extent necessary to effect such assumption, proper provisions shall be made so that such successors and assigns shall assume all of the applicable obligations set forth in this Section 6.9.

(g) The provisions of this Section 6.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

SECTION 6.10 Opinion of Financial Advisor. The Company Special Committee has received the written opinion of Oppenheimer, dated the date hereof, to the effect that, as of such date, the consideration to be received by the shareholders of the Company pursuant to the Merger is fair to such shareholders (other than Buyer) from a financial point of view. The Company has provided a true, correct and complete signed copy of such opinion to Buyer.

SECTION 6.11 Employee Benefit Matters.

(a) Until the first anniversary of the Effective Time, the Surviving Corporation shall provide employees of the Company and the Company Subsidiaries who are located in the United States and retained by the Surviving Corporation with employee benefits (excluding equity-based compensation and change in control plans, programs, agreements or arrangements) that are substantially comparable in the aggregate to those benefits provided to such employees immediately prior to the Effective Time pursuant to the Company Benefit Plans, which comparable benefits shall specifically include the compensation and employee benefits set forth in the Company Disclosure Letter; provided, however, that the Surviving Corporation (or any of its affiliates) shall be under no obligation to retain any employee or group of employees of the Company or any of its Subsidiaries other than as required by applicable Law, or pursuant to the terms of an employment agreement listed in the Company Disclosure Letter as in effect on the date hereof.

(b) The Company and Buyer acknowledge and agree that all provisions contained in this Section 6.11 and in Section 4.10 with respect to Company employees are included for the sole benefit of the Company, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including, without limitation, any Company employees, former Company employees, any participant in any Company Benefit Plan, or any dependent or beneficiary thereof, or (ii) to continued employment with the Surviving Corporation or any Company Subsidiary. No provision of this Section 6.11 or Section 4.10 will constitute an amendment to any Company Benefit Plan or any employee benefit or compensation plan, policy agreement or arrangement of the Company or any Company Subsidiary.

SECTION 6.12 Section 16 Matters. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered Person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of shares of Company Common Stock or Company Options pursuant to this Agreement, and the Merger shall be an exempt transaction for purposes of Section 16.

SECTION 6.13 Reasonable Efforts. The Company will use its reasonable good faith efforts to ensure that the conditions set forth in Sections 7.1 and 7.2 hereof are satisfied, insofar as such matters are within the control of the Company and Buyer will use its reasonable good faith efforts to ensure that the conditions set forth in Sections 7.1 and 7.3 hereof are satisfied, insofar as such matters are within the control of Buyer; provided, however, that no Party shall be obligated to take any action that would alter in a material adverse manner the benefits to such Party of this Agreement, the Merger or the other transactions contemplated hereby.

SECTION 6.14 Shareholder Vote. At the Special Meeting, or if any action is taken by written consent with respect to the Merger, Buyer shall, and shall cause any Affiliate of Buyer owning any Company Common Stock to, vote all Company Common Stock owned or held by Buyer and any such Affiliate in favor of the Merger and the Merger Agreement.

ARTICLE VII

CONDITIONS TO THE MERGER; CERTAIN EXCEPTIONS TO CONDITIONS,

REPRESENTATIONS, WARRANTIES & COVENANTS

SECTION 7.1 Conditions to the Obligations of Each Party. The obligations of the Company and Buyer to consummate the Merger are subject to the satisfaction (or, to the extent legally permissible, waiver) of the following conditions:

(a) Company Shareholder Approval. The Company shall have obtained the Company Shareholder Approval;

(b) No Injunctions or Restraints. No provision of any applicable Law and no judgment, injunction, order or decree that makes illegal or otherwise prohibits the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect;

provided, however, that prior to invoking this condition, each party shall comply with its obligations under Article VI and; provided, further, that none of the initiation, threat or existence of any legal action of any kind with respect to this Agreement or the Merger, including without limitation any action initiated, threatened, or maintained by any shareholder of the Company, whether alleging claims under any Securities Laws or state securities laws, contract or tort claims, claims for breach of fiduciary duty, or otherwise, will constitute a failure of the conditions set forth in Sections 7.1, 7.2 or 7.3 of this Agreement unless that action has resulted in the granting of an injunction (whether temporary, preliminary or permanent) which is in effect and prevents or prohibits the consummation of the Merger, and such injunction has not expired or been dissolved or vacated;

(c) Regulatory Matters. Any authorizations, consents, orders, permits or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Authority that are identified in the Company Disclosure Letter or the Buyer Disclosure Letter (“Requisite Regulatory Approvals”), shall have been filed, have occurred or have been obtained and all such Requisite Regulatory Approvals shall be in full force and effect; and

(d) Opinion of Financial Advisor. The Company Special Committee shall have received the opinion of Oppenheimer, dated the date hereof, to the effect that, based on, and subject to the various assumptions and qualifications set forth in such opinion, as of the date of such opinion, the consideration to be received by the shareholders of the Company pursuant to the Merger is fair to such shareholders (other than Buyer) from a financial point of view.

SECTION 7.2 Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the Merger are subject to the satisfaction (or, to the extent legally permissible, waiver, in whole or in part) of the following further conditions:

(a) Representations and Warranties. As of the Effective Time there shall exist no misrepresentation, breach or inaccuracy of any of the Company’s representations or warranties in this Agreement, the effect of which, individually, or in the aggregate constitutes, or could reasonably be expected to constitute, a Material Adverse Effect with respect to the Company, except that the representations and warranties set forth in Section 4.2 shall be true and correct in all material respects.

(b) Performance of Obligations.

(i) The Company shall have performed in all material respects all of its covenants, agreements and obligations pursuant to this Agreement required to be performed by it prior to the Effective Time, excluding however, its obligations in Section 6.1; and

(ii) There shall not have been a material failure to perform the Company’s obligations under Section 6.1 that has been a result of action by the Company Board.

(c) Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement.

SECTION 7.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the merger are subject to the satisfaction (or, to the extent legally permissible) of the following further conditions:

(a) Representations and Warranties. As of the Effective Time there shall exist no misrepresentation, breach or inaccuracy of any of the representatives or warranties of Buyer in this Agreement, the effect of which, individually, or in the aggregate constitutes a Material Adverse Effect with respect to Buyer;

(b) Performance of Obligations. Buyer shall have performed in all material respects all of its covenants, agreements and obligations hereunder required to be performed by it at or prior to the Effective Time.

ARTICLE VIII

TERMINATION AND EXPENSES

SECTION 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after Company Shareholder Approval:

(a) by the mutual written consent of Buyer and the Company at any time prior to the Effective Time, whether before or after Company Shareholder Approval;

(b) by either of the Company or Buyer:

(i) if the shareholders of the Company shall have voted on this Agreement and the Merger and the votes shall not have been sufficient to constitute Company Shareholder Approval; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to either party where the failure to obtain the Company Shareholder Approval shall have been caused by the action or failure to act of such party and such action or failure to act constitutes a breach by such party of this Agreement;

(ii) if any judgment, injunction, order or decree enjoining Buyer or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable; or

(iii) if, without any material breach by the terminating party of its obligations under this Agreement, the Merger shall not have occurred on or before February 28, 2010 (as such date may be extended by the mutual agreement of the parties, the “Termination Date”).

(c) by the Company:

(i) in connection with entering into a definitive agreement to effect a Superior Proposal in accordance with Section 6.4(c); provided, however, that prior to terminating this Agreement pursuant to this Section 8.1(c)(i), the Company shall have complied with, and not otherwise violated, the provisions of Section 6.4; or

(ii) if Buyer shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach (A) constitutes a failure of one or more of the conditions set forth in Sections 7.1 or 7.3 or constitutes a breach of Section 5.6 of this Agreement and (B) has not been cured within 30 days after the giving of written notice to Buyer; provided, however, that the Company’s right to terminate this Agreement under this Section 8.1(c)(ii) shall not be available if, at the time of such intended termination, any material covenant of the Company contained in this Agreement shall have been breached in any material respect and such breach shall not have been cured, or there exists a breach of or inaccuracy in any representation or warranty of the Company contained in this Agreement, the effect of which, individually, or in the aggregate constitutes, or could reasonably be expected to constitute, a Material Adverse Effect with respect to the Company, except that the representations and warranties set forth in Section 4.2 shall be true and correct in all material respects.

(d) by Buyer:

(i) if the Company shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach (A) constitutes a failure in one or more of the conditions set forth in Section 7.1 or 7.2 and (B) has not been cured within 30 days after the giving of written notice to the Company; provided, further, that Buyer’s right to terminate this Agreement under this Section 8.1(d)(i) shall not be available if, at the time of such intended termination, any material covenant of Buyer contained in this Agreement shall have been breached in any material respect and such breach shall not have been cured, or there exists a breach or inaccuracy, in any representation or warranty of Buyer contained in this Agreement, the effect of which, individually, or in the aggregate constitutes a Material Adverse Effect with respect to Buyer;

(ii) if a Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement; or

(iii) if (A) the Company enters into a definitive agreement to effect a Superior Proposal, or (B) the Company Board makes a Company Change of Recommendation; or

(iv) in the event of a material breach of Section 6.4.

SECTION 8.2 Effect of Termination. Subject to Section 8.4, if this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that Sections 8.2, 8.3 and 8.4 and Article IX shall survive the termination hereof.

SECTION 8.3 Fees and Expenses. Other than as specifically provided in Section 8.4 or otherwise agreed to in writing by the parties, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, whether or not the Merger is consummated.

SECTION 8.4 Termination Fee and Reverse Termination Fee.

(a) If this Agreement is terminated pursuant to:

(i) Section 8.1(b)(i) and (A) at the time of said termination there shall have been outstanding, there shall have been under consideration by the Company Board or the Company Special Committee or there shall have been publicly announced, a plan, intention or proposal (whether or not conditional) with respect to an Acquisition Proposal, which plan, intention or proposal has not been irrevocably withdrawn, (B) within eighteen (18) months after termination of this Agreement, the Company shall enter into any Contract with respect to such Acquisition Proposal (whether such Acquisition Proposal is consummated at any time thereafter) and (C) the aggregate purchase price for the Company (or its assets) pursuant to such Acquisition Proposal equals or exceeds the Aggregate Merger Consideration under this Agreement; or

(ii) Section 8.1(b)(i) following a Company Change of Recommendation pursuant to Section 6.4(c), or pursuant to Section 8.1(c)(i), 8.1(d)(iii) or 8.1(d)(iv);

then Buyer would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty and, in order to compensate Buyer for such damages, the Company shall pay to Buyer as liquidated damages $650,000 by wire transfer in immediately available funds to an account designated by Buyer (the “Termination Fee”). The Termination Fee or any other amounts payable by the Company to the Buyer pursuant to this Section 8.4 shall be due and payable upon termination of this Agreement, except that in the case of a Termination Fee payable pursuant to Section 8.4(a)(i), such Termination Fee will be due upon the execution of the Contract with respect to the relevant Acquisition Proposal. It is specifically agreed that the amount to be paid pursuant to this Section 8.4(a) represents liquidated damages and not a penalty.

(b) If this Agreement is terminated pursuant to Section 8.1(d)(i) based on a breach of Section 6.1 as a result of action taken by the Company Board, the Company shall pay to Buyer the actual costs and expenses incurred by Buyer and its Representatives in connection with this Agreement prior to the termination of this Agreement by wire transfer in immediately available funds to an account designated by Buyer (the “Expense Reimbursement”); provided, however, that in no event shall the Company be required to pay both the Termination Fee and the Expense Reimbursement.

(c) If this Agreement is terminated pursuant to Section 8.1(c)(ii), then the Company would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty and, in order to compensate the Company for such damages, Buyer shall pay to the Company as liquidated damages $650,000 by wire transfer in immediately available funds to an account designated by the Company (the “Reverse Termination Fee”).

(d) Company and Buyer each hereby acknowledge that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, neither the Company nor Buyer would enter into this Agreement. The payment of the Termination Fee, the Reverse Termination Fee or the Expense Reimbursement pursuant to this Section 8.4 shall be in lieu of any other liabilities or damages with respect to this Agreement and the transactions contemplated hereby.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1 Non-Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 9.2 Amendments; No Waivers.

(a) Any provision of this Agreement (including the Company Disclosure Letter and the Buyer Disclosure Letter) may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Buyer, or in the case of a waiver, by the party against whom the waiver is to be effective and, in the case of an amendment, approved by the board of directors of each of the Company and Buyer; provided, however, that after the receipt of the Company Shareholder Approval, if any such amendment or waiver shall by Law or in accordance with the rules and regulations of any relevant securities exchange or market require further approval of the shareholders of the Company or Buyer, the effectiveness of such amendment or waiver shall be subject to the necessary shareholder approval.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

SECTION 9.3 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be deemed to have been duly given upon receipt when delivered in person, by facsimile (receipt confirmed) or by overnight courier or registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company:

Edward H. Cohen, Esq.

Chairman of the Special Committee of the Board

c/o Robert L. Kohl, Esq.

Katten Muchin Rosenman LLP

575 Madison Avenue

New York, NY 10022-2585

Fax No.: 212-940-6557

with a copy (which shall not constitute notice) to:

Katten Muchin Rosenman LLP

575 Madison Avenue

New York, NY 10022

Attn.: Robert L. Kohl, Esq.

Fax No.: 212-940-6557

If to Buyer:

Saunders Acquisition Corporation

2 Briarwood Ct.

Princeton Junction, New Jersey 08550

Attn.: Barry J. Lipsky, President

Fax No.:

with further copies (which shall not constitute notice) to:

Reitler Kailas & Rosenblatt LLC

800 Third Avenue 21st Floor

New York, New York 10022

Attn: David A. Boillot

Fax No.: 212-371-5500

SECTION 9.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that no party may assign, delegate or otherwise transfer any of its or their rights or obligations under this Agreement without the consent of the other parties hereto; provided, however, that Buyer may assign, delegate or otherwise transfer any of its or their rights or obligations under this agreement to an Affiliate without the consent of the other parties hereto; further provided, that, any assignment by Buyer to one of its Affiliates shall not be valid under this Agreement unless such Affiliate assumes all of Buyer’s obligations hereunder and such assignment shall not relieve Buyer of its obligations hereunder.

SECTION 9.5 Governing Law. This Agreement, including all matters of construction, validity and performance, shall be construed in accordance with and governed by the law of the Commonwealth of Pennsylvania (without regard to principles of conflicts or choice of laws) as to all matters, including but not limited to, matters of validity, construction, effect, performance and remedies.

SECTION 9.6 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal or state court located in the County of Philadelphia in the Commonwealth of Pennsylvania, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.3 shall be deemed effective service of process on such party.

SECTION 9.7 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this agreement or the transactions contemplated hereby.

SECTION 9.8 Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, each of which together shall be deemed an original, but all of which together shall constitute one and the same instrument. The exchange of executed copies of this Agreement by facsimile transmission shall constitute effective execution and delivery of this Agreement and signatures of the parties transmitted by facsimile shall be deemed to be originals for all purposes.

SECTION 9.9 Agreement. This Agreement (including the Company Disclosure Letter and the Buyer Disclosure Letter) and the Guarantee provided in Section 8.4(b) constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede and cancel all prior agreements, negotiations, correspondence, undertakings, understandings and communications of the parties, oral and written, with respect to the subject matter hereof and thereof.

SECTION 9.10 Third Party Beneficiaries. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a party hereto or thereto or a permitted successor or assign of such a party; provided, however, that the parties hereto specifically acknowledge that the provisions of Section 6.9 hereof are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, affected thereby.

SECTION 9.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 9.12 Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder without proof of actual damages and without any requirement for the securing or posting of any bond. Such remedy shall not be deemed to be the exclusive remedy for a party’s breach of its obligations but shall be in addition to all other remedies available at law or equity.

SECTION 9.13 Construction; Interpretation; Disclosure Letters.

(a) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term “including” shall mean “including, without limitation”, (ii) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires, (iii) the words “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the Company Disclosure Letter and the Buyer Disclosure Letter) and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement, unless otherwise specified, and (iv) Buyer and the Company will be referred to herein individually as a “party” and collectively as “parties” (except where the context otherwise requires). Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(b) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(c) Any reference to any federal, state, local or non-United States statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.

[The remainder of this page is intentionally blank; the next page is the signature page.]

In witness whereof the undersigned have executed this Agreement and Plan of Merger effective as of the date first set forth above.

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED		SAUNDERS ACQUISITION CORPORATION

BY:	/s/ Toshihide Hokari	BY:	/s/ Barry J. Lipsky
Name:	Toshihide Hokari	Name:	Barry J. Lipsky
Title:	Senior Vice President and Chief Operating Officer	Title:	President